Exhibit 12(ii)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

August 18, 2024

Barrow Hanley Emerging Markets Value Fund

The Advisors’ Inner Circle Fund III

One Freedom Valley Drive

Oaks, Pennsylvania 19456-9989

Barrow Hanley Emerging Markets Value Fund

Perpetual Americas Funds Trust

1 Congress Street, Suite 3101

Boston, Massachusetts 02114-2010

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated August 15, 2024, by and between Perpetual Americas Funds Trust (the “Perpetual Americas Funds Trust”), a business trust created under the laws of the Commonwealth of Massachusetts, on behalf of one of its series, the Barrow Hanley Emerging Markets Value Fund (the “Acquiring Fund”), and The Advisors’ Inner Circle Fund III, a statutory trust created under the laws of the State of Delaware (the “Target Trust”), on behalf of one of its series, the Barrow Hanley Emerging Markets Value Fund (the “Target Fund”). The Agreement describes a proposed transaction with respect to the Target Fund and the Acquiring Fund (the “Reorganization”) to occur as of the date of this letter, pursuant to which the Perpetual Americas Funds Trust will acquire on behalf of the Acquiring Fund all of the assets of the Target Fund in exchange for both shares of beneficial interest in the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by the Perpetual Americas Funds Trust with respect to the Acquiring Fund of all of the liabilities of the Target Fund, following which the Acquiring Fund Shares will be distributed to the shareholders of the Target Fund according to their respective interests in the Target Fund in complete liquidation of the Target Fund.1 This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 9(f) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

[1]

Under the Agreement, to account for restrictions on the transferability of certain securities issued by Russian entities that are subject to sanctions or other governmental or regulatory restrictions and that therefore may not be formally transferred by the Target Fund to the Acquiring Fund (“Russia Sanction Securities”), which are valued at $0, on the Closing Date, in connection with, and at the same time as, the transfer of its other assets to the Acquiring Fund, Target Fund will issue to Acquiring Fund a right to receive an equity interest in Target Fund, which right automatically shall convert into such equity interest effective at the time that Target Fund has completed the transfer of all of its other assets to the Acquiring Fund. As a result, Target Fund will not terminate its legal existence in connection with the distribution of Acquiring Fund Shares to its shareholders. Under the terms of the Agreement, the Target Fund will be terminated pursuant to the Target Declaration of Trust and applicable law, and its legal existence will be terminated once the Target Fund has received a specific license from the U.S. Office of Foreign Assets Control authorizing the transfer of the Russia Sanction Securities held by Target Fund, or as and when such Russia Sanction Securities may otherwise legally be transferred, at which point such Russia Sanction Securities or the proceeds from a sale thereof will be transferred to Acquiring Fund. Target Fund will make a protective election to be treated as a disregarded entity of the Acquiring Fund for U.S. federal income tax purposes effective as of the day after the Closing Date, which will be treated as a liquidation of Target Fund for U.S. federal income tax purposes.

August 18, 2024

Barrow Hanley Emerging Markets Value Fund, a series of The Advisors’ Inner Circle Fund III

Barrow Hanley Emerging Markets Value Fund, a series of Perpetual Americas Funds Trust

The Target Fund is a series of the Target Trust, which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. Shares of the Target Fund are redeemable at net asset value at each shareholder’s option. The Target Fund has elected to be a regulated investment company for U.S. federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”).

The Acquiring Fund is a series of the Perpetual Americas Funds Trust, which is registered under the 1940 Act, as an open-end management investment company. Shares of the Acquiring Fund are redeemable at net asset value at each shareholder’s option.

For purposes of this opinion, we have considered the Agreement, the combined Proxy Statement/Prospectus dated June 17, 2024, and such other items as we have deemed necessary to render this opinion. In addition, the Target Fund and Acquiring Fund each has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”) representing as to certain facts, occurrences and information upon which the Target Fund and Acquiring Fund has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; (ii) the Target Fund’s election to be treated as a disregarded entity of the Acquiring Fund will be given effect; and (iii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete.

August 18, 2024

Barrow Hanley Emerging Markets Value Fund, a series of The Advisors’ Inner Circle Fund III

Barrow Hanley Emerging Markets Value Fund, a series of Perpetual Americas Funds Trust

Based on and subject to the foregoing and subject to the final paragraph hereof, we are of the opinion that, for U.S. federal income tax purposes, with respect to the Reorganization:

(i)

The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund each will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

(ii)

Under Sections 361 and 357(a) of the Code, Target Fund will not recognize gain or loss upon the transfer of Target Fund’s assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of all the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

(iii)

Under Section 354 of the Code, Target Fund shareholders will not recognize any gain or loss upon the exchange of their Target Fund shares for Acquiring Fund Shares in the Reorganization (including fractional shares to which they may be entitled);

(iv)

Under Section 358 of the Code, the aggregate tax basis of Acquiring Fund Shares a Target Fund shareholder receives in the Reorganization (including fractional shares to which the Target Fund shareholder may be entitled) will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor;

(v)

Under Section 1223(1) of the Code, a Target Fund shareholder’s holding period for the Acquiring Fund Shares received in the Reorganization (including fractional shares to which the Target Fund shareholder may be entitled) will be determined by including the period during which such shareholder held or is treated for U.S. federal income tax purposes as having held the Target Fund shares exchanged therefor, provided that the shareholder held those Target Fund shares as capital assets;

(vi)

Under Section 1032 of the Code, Acquiring Fund will not recognize gain or loss upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of all the liabilities of Target Fund;

(vii)

Under Section 362(b) of the Code, Acquiring Fund’s tax basis in the assets of Target Fund transferred to Acquiring Fund in the Reorganization will be the same as Target Fund’s tax basis immediately prior to the transfer;

(viii)

Under Section 1223(2) of the Code, the holding period in the hands of Acquiring Fund of each Target Fund asset transferred to Acquiring Fund in the Reorganization will include the period during which such asset was held or treated for U.S. federal income tax purposes as held by Target Fund;

(ix)

Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury regulations thereunder; and

August 18, 2024

Barrow Hanley Emerging Markets Value Fund, a series of The Advisors’ Inner Circle Fund III

Barrow Hanley Emerging Markets Value Fund, a series of Perpetual Americas Funds Trust

(x)

The consummation of the Reorganization will not terminate the taxable year of the Target Fund. The part of the taxable year of the Target Fund before the Reorganization and the part of the taxable year of the Acquiring Fund after the Reorganization will constitute a single taxable year.

No ruling has been or will be obtained from the Internal Revenue Service (the “IRS”) as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above. Our opinion is based on the Code, Treasury regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP